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                                                                   EXHIBIT 10.16

             PROFESSIONAL SERVICES, INDEPENDENT CONTRACTOR AGREEMENT
                                     BETWEEN
                             VALENTEC SYSTEMS, INC.
                              SOLTAM SYSTEMS, INC.

THIS AGREEMENT is entered into as of the 1st day of MAY, 2001, by and between Valentec Systems, Inc, having a place of business at 2618 York Ave., Minden, LA. 71055, (hereinafter referred to as the "COMPANY") and SOLTAM SYSTEMS, INC., having a place of business at P. 0. BOX 13, YONEAM 20692 ISRAEL, (hereinafter referred to as the "INDEPENDENT CONTRACTOR").

The parties agree as follows:

1. The term of the AGREEMENT shall be in accordance with the "Duties" as incorporated. During the Term of the AGREEMENT, the INDEPENDENT CONTRACTOR shall perform services as defined on the STATEMENT OF WORK which is incorporated herein and attached hereto and is an integral part of this AGREEMENT.

2. The COMPANY agrees to pay the INDEPENDENT CONTRACTOR" the rate of $37,000.00 per month for services performed as described in scope of work attached as APPENDIX A. All travel shall be at the request of the COMPANY.

3. The INDEPENDENT CONTRACTOR will at all times maintain appropriate professional credentials, conduct all affairs in accordance with the highest legal, moral and ethical standards and provide professional services of a quality acceptable to the COMPANY.

4. For the original payment and thereafter monthly payment of service, the INDEPENDENT CONTRACTOR shall submit to the COMPANY an invoice for services performed accompanied by a monthly statement describing in well-defined detail the work performed. The INDEPENDENT CONTRACTOR'S bills and statements shall be in a form acceptable to the COMPANY.

5. The compensation set forth in this AGREEMENT shall be the sole compensation payable to the INDEPENDENT CONTRACTOR by the COMPANY for any services rendered hereunder.

      The INDEPENDENT CONTRACTOR shall be free to exercise discretion and independent judgement as to the method and means of performance hereunder. The INDEPENDENT CONTRACTOR acknowledges and agrees that he is not an employee of the COMPANY and shall not, by virtue of this AGREEMENT or any other relationship with the Company, be entitled to any benefits or privileges provided by the COMPANY to its employees.

7. Specifically, the INDEPENDENT CONTRACTOR acknowledges and agrees that he is not insured under any COMPANY policy of Workers Compensation or any other insurance. The INDEPENDENT CONTRACTOR agrees that he shall, at his own expense, acquire whatever employment related insurance coverage that he may require or is required by any applicable Statute, Law and/or Regulation or Term of Contract.

8. In view of the confidential relationship contemplated hereunder between the INDEPENDENT CONTRACTOR and the COMPANY and of the payments to be made to the INDEPENDENT CONTRACTOR as herein set forth, the INDEPENDENT CONTRACTOR agrees:

      a. The INDEPENDENT CONTRACTOR will not disclose at any time either during or subsequent to the Term, any proprietary or confidential information, knowledge or data of the COMPANY which the INDEPENDENT CONTRACTOR may receive or obtain, including that acquired or developed by the INDEPENDENT CONTRACTOR, in the performance of the AGREEMENT unless said disclosure is authorized by Company Executive Management.

      b. All data, and any and all other tangible information or works, including, but not limited to, any and all written information which may be or has been furnished to the INDEPENDENT CONTRACTOR and which may be produced, prepared, or designed by the INDEPENDENT CONTRACTOR shall remain the exclusive property of the COMPANY. The INDEPENDENT CONTRACTOR shall not make copies of any such materials except to the extent required to enable the INDEPENDENT CONTRACTOR to perform services under this AGREEMENT.

      c. In the conduct of work under this AGREEMENT, the INDEPENDENT CONTRACTOR shall not communicate or otherwise disclose to the COMPANY confidential or proprietary information, including trade secrets, of others.

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9.    The INDEPENDENT CONTRACTOR represents and warrants to the Company that:

      a. With respect to any information, knowledge or date disclosed by the INDEPENDENT CONTRACTOR to the COMPANY in the performance of this Agreement, the INDEPENDENT CONTRACTOR has the full, unrestricted and legal right to disclose the same.

      b. The INDEPENDENT CONTRACTOR is free to undertake the services required by this AGREEMENT and there is no conflict of interest between the INDEPENDENT CONTRACTOR'S performance of the AGREEMENT and any obligation the Independent Contractor may have to other parties or clients for whom he has or is currently providing services.

      c. The INDEPENDENT CONTRACTOR will perform all acts consistent with applicable state and federal laws.

10. This AGREEMENT is intended to secure for the COMPANY the professional services of the INDEPENDENT CONTRACTOR, and while permitting the INDEPENDENT CONTRACTOR'S normal performance of professional activities, K shall operate to preclude the INDEPENDENT CONTRACTOR from accepting employment or engaging in any activity which, In accordance with normal standards of professional ethics, may conflict or otherwise Interfere with the INDEPENDENT CONTRACTOR'S obligations to the COMPANY. If any question of possible conflict of interest arises, the INDEPENDENT CONTRACTOR will call the COMPANY'S attention to the situation and confer with the Company concerning the facts involved.

11. This AGREEMENT shall be governed by and construed in accordance with, the laws of the State or Louislara.

12. The INDEPENDENT CONTRACTOR will not publish to third parties or otherwise advertise any affiliation with the COMPANY under this AGREEMENT without the written consent of the COMPANY.

13. Either party may terminate this AGREEMENT upon thirty (30) days written notice to the other. In any such event, the COMPANY will pay for any services rendered and pre-approved travel expenses Incurred through the termination date, and the INDEPENDENT CONTRACTOR will continue to adhere to the requirements of paragraph 9 hereof until released by the COMPANY. In Ine event of a termination, by either party, the COMPANY shall not be liable to pay for any Independent Contractor services rendered beyond the termination date.

14. This AGREEMENT AND STATEMENT OF WORK shall constitute the sole AGREEMENTS between the parties hereto with respect to the subject matter and no change or amendment to this AGREEMENT shall be binding unless in writing and signed by both parties. This AGREEMENT will remain in force and effect untill such time that either party terminates it in writing pursuant to Paragraph 13.

IN WITNESS WHEREOF, the parties have duly executed this AGREEMENT.

SOLTAM SYSTEMS, INC.                            VALENTEC SYSTEMS, INC.

BY: [ILLEGIBLE]                                 BY: /s/  Stephen Shows
    ---------------                                  ---------------------------

NAME: [ILLEGIBLE]                                NAME: Stephen Shows

TITLE: CHAIRMAN                                  TITLE: General Mgr, V.P.

DATE: 5-1-01                                     DATE: May 1, 2001

                                   APPENDIX A

                                STATEMENT OF WORK
                             BY SOLTAM SYSTEMS INC.
                                  ON BEHALF OF
                             VALENTEC SYSTEMS INC.

ACCOUNTING & FINANCE SERVICES:

      -     Act as financial liaison between VSI and customers

      -     Act as liaison between VSI and financial institutions worldwide.

      - Establish and monitor letters of credit for use as collateral on contracts if required.

      -     Establish and monitor lines of credit on VSI's behalf.

      - Advise on and assist with preparation of financial, accounting and budgeting reports.

      - Assist with preparation of financial statements formats to assure compliance with acceptable accounting principles and legal requirements.

      - Participate in the review of the results of the annual audit to assure compliance with audit standards.

      - All other services that enhance communication, coordination, compliance, and understanding of all financial and accounting matters.

MARKETING SERVICES:

      -     Develop marketing strategies to support product initiatives

      -     Communicate product advances and new technologies to the customer

      -     Advise on and assist with product research

      - Assist in product development as well in designing reporting systems that support the progress of that development

      - Assist in management of contract budgets to maximize return on investment

      - All other services that enhance communication, coordination, compliance, and understanding of all marketing matters.

PROGRAM MANAGEMENT SERVICES:

      - Plan and implement program services and activities in accordance with program goals and objectives.

      - Oversee program coordination and logistics and monitor compliance with policies and procedures.

      -     Assist in determining activities of program staff

      -     Recommend staffing needs of program

      - Make budget recommendations and assist in monitoring approved budget and expenditures.

      -     Assist in design and implementation of training programs

      - Serve as a resource to staff and others on matters relating to program policies, procedures and activities.

      - Assist and monitor collection and analysis of program data and participate in evaluating program effectiveness

      - Assist in identifying problems and recommend changes to correct the problems

      -     Participate in securing funding for the program.

      - All other services that enhance communication, coordination, compliance, and understanding of all program management matters.

                              EMPLOYMENT AGREEMENT

This Employment Agreement for an Executive (the "Agreement") is made and effective this 1 July, 2003.

BETWEEN: STEPHEN J. SHOWS, (the Executive") an individual with his main address at: 2618 York Avenue, Minden, LA 71055

AND: VALENTEC SYSTEMS, INC. (the "Company"), an entity organized and existing under the laws of the Delaware, with its head office located at: 2618 York Avenue, Minden, LA 71055

RECITALS

In consideration of the covenants and agreements herein contained and the moneys to be paid hereunder, the Company hereby employs the Executive and the Executive hereby agrees to perform services as an Executive of the Company, upon the following terms and conditions:

1.    TERM

      The Company hereby employs Executive to serve as Vice President, General Manager and to serve in such additional or different position or positions as the Company may determine in its sole discretion. The term of employment shall continue through December 31, 2006.

      The effective date of this Agreement shall be the date first set forth above, and it shall continue in effect until the earlier of:

      A. The effective date of any subsequent employment agreement between the Company and the Executive;

      B. The effective date of any termination of employment as provided elsewhere herein; or

      C. December 31, 2006, provided, that this Employment Agreement shall automatically renew for successive periods of 1 year each unless either party gives written notice to other that it does not wish to automatically renew this Agreement, which written notice must be received by the other party no less than 60 days and no more than 90 days prior to the expiration of the applicable term.

2.    DUTIES AND RESPONSIBILITIES

      Executive will be reporting to Robert A. Zummo, Chairman. Within the limitations established by the By-laws of the Company, the Executive shall have each and all of the duties and responsibilities of that position.

3.    LOCATION

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      The initial principal location at which Executive shall perform services for the Company shall be Valentec offices, 2618 York Avenue, Minden, Louisiana.

4.    ACCEPTANCE OF EMPLOYMENT

      Executive accepts employment with the Company upon the terms set forth above and agrees to devote all Executive's time, energy and ability to the interests of the Company, and to perform Executive's duties in an efficient, trustworthy and business-like manner.

5.    DEVOTION OF TIME TO EMPLOYMENT

      The Executive shall devote the Executive's best efforts and substantially all of the Executive's working time to performing the duties on behalf of the Company. The Executive shall provide services during the normal business hours of the Company as determined by the Company. Reasonable amounts of time may be allotted to personal or outside business, charitable and professional activities and shall not constitute a violation of this Agreement provided such activities do not materially interfere with the services required to be rendered hereunder.

6.    QUALIFICATIONS

      The Executive shall, as a condition of this Agreement, satisfy all of the qualification that are reasonably and in good faith established by the Chairman.

7.    COMPENSATION

      7.1   BASE SALARY

      Executive shall be paid a base salary ("Base Salary") at the annual rate of $150,000, payable in biweekly installments consistent with Company's payroll practices. The annual Base Salary shall be reviewed on or before 1 July of each year, unless Executive's employment hereunder shall have been terminated earlier pursuant to this Agreement. In consideration of the services under this Agreement, Executive shall be paid the aggregate of basic compensation, bonus and benefits as hereinafter set forth.

      7.2   PAYMENT

      Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices.

      7.3   BONUS

      From time to time, the Company may pay to Executive a bonus out of net revenues of the Company. Payment of any bonus compensation shall be at the sole discretion of the Chairman.

      7.4   BENEFITS

      The Company shall provide Executive with such benefits as are provided to other senior management Of the Company. Benefits shall include at a minimum (i) paid vacation of 4 weeks per year, at such times as approved by the Chairman, (ii) health insurance coverage under the same terms as offered to other Executives of the Company, (iii) retirement and profit sharing programs as offered to other Executives of the Company, (iv) paid holidays as per the Company's policies, and (v) such other benefits and perquisites as are approved by the Chairman.

Employment Agreement                                                Page 2 of 11

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      The Company has the right to modify conditions of participation, terminate any benefit, or change insurance plans and other providers of such benefits in its sole discretion. The Executive shall be reimbursed for out of pocket expenses that are pre-approved by the Company, subject to the Company's policies and procedures therefore, and only for such items that are a necessary and integral part of the Executive's job functions.

      7.5   WITHHOLDING

      All sums payable to Executive under this Agreement will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

8.    OTHER EMPLOYMENT BENEFITS

      8.1   BUSINESS EXPENSES

      Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement.

      8.2   BENEFIT PLANS

      Executive shall be entitled to participate in the Company's medical and dental plans, life and disability insurance plans and retirement plans pursuant to their terms and conditions. Executive shall be entitled to participate in any other benefit plan offered by the Company to its Executives during the term of this Agreement. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any Executive benefit plan or program from time to time.

      8.3   VACATION

      Executive shall be entitled to 4 weeks of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Executive's vacation does not interfere with the Company's normal business operations.

      8.4   AUTOMOBILE

      Executive shall be provided or reimbursed for a general purpose automobile and operating expenses, with approval of Chairman, to be used in conjunction with performance of company business and for personal use.

9.    POLICIES AND PROCEDURES

      The Company shall have the authority to establish from time to time the policies and procedures to be followed by the Executive in performing services for the Company. Executive shall abide by the provisions of any contract entered into by the Company under which the Executive provides services. Executive shall comply with the terms and conditions of any and all contracts entered by the Company.

10.   TERMINATION OF EMPLOYMENT

      10.1  FOR CAUSE

      Notwithstanding anything herein to the contrary, the Company may terminate Executive's employment hereunder for cause for any one of the following reasons: 1) conviction of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed, 2) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records, 3) improper disclosure of the Company's confidential or proprietary information, 4) any action by the

Employment Agreement                                                Page 3 of 11

      Executive which has a detrimental effect on the Company's reputation or business, 5) Executive's failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, 6) any breach of this Agreement, which breach is not cured within [10] days following written notice of such breach, 7) a course of conduct amounting to gross incompetence, 8) chronic and unexcused absenteeism, 9) unlawful appropriation of a corporate opportunity, or 10) misconduct in connection with the performance of any of Executive's duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject. Upon termination of Executive's employment with the Company for cause, the Company shall be under no further obligation to Executive, except to pay all accrued but unpaid base salary and accrued vacation to the date of termination thereof.

      10.2  WITHOUT CAUSE

      The Company may terminate Executive's employment hereunder at any time without cause, provided, however, that Executive shall be entitled to severance pay in the amount of 52 weeks of Base Salary in addition to accrued but unpaid Base Salary and accrued vacation, less deductions required by law, but if, and only if, Executive executes a valid and comprehensive release of any and all claims that the Executive may have against the Company in a form provided by the Company and Executive executes such form within 30 days of tender.

      10.3  RESIGNATION

      Upon termination of employment, Executive shall be deemed to have resigned from the Board of Directors of the Company if HE is a director.

      10.4 COOPERATION

      After notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

      10.5 COMPENSATION AFTER NOTICE OF TERMINATION

      After notice of termination has been given by either Company or Executive, as provided in this Article, Executive shall be entitled to receive the compensation provided for in this Agreement until the notice period has expired. It is understood that after the written notice is given by either Company or Executive, Executive shall continue to devote substantially all of the Executive's time to the Executive's normal services for the Company during the notice period, with sufficient time allowed, in the sole discretion of the Company, for Executive to seek new employment.

      10.6  CHANGE OF OWNERSHIP

      The executive, at his discretion, may choose to terminate his employment in the event of an ownership change or change in reporting assignment defined in article 2. In the event of this election, the executive will be entitled to full compensation for the remainder of the contract term to include salary, health care, life insurance benefits and vacation consideration. A new owner or new reporting assignment may not unilaterally terminate the executive, for any reason, until this agreement expires or the executive is compensated for the term of the agreement.

11.   DISABILITY OF EXECUTIVE

      The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than [90] consecutive days. Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary and vacation.

Employment Agreement                                                Page 4 of 11

      11.1  DEFINITIONS

      For purposes of this Agreement, whenever used in this Article 14:

      "Total disability" shall mean that the Executive is unable, mentally or physically, whether it be due to sickness, accident, age or other infirmity, to engage in any aspect of the Executive's normal duties as set forth in this Agreement.

      "Partial disability" shall mean that the Executive is able to perform, to some extent, on behalf of the Company, the particular services in which the Company specializes, and which the Executive previously performed for the Company, but that the Executive is unable, mentally or physically, to devote the same amount of time to such services as was devoted prior to the occurrence of such sickness or accident.

      "Normal monthly salary" shall mean the salary which the Executive is being paid by the Company per month as of the commencement date of the period of disability, as specified hereinabove or as determined by the Chairman pursuant to the terms hereof.

      11.2 TOTAL DISABILITY

      During a single period of total disability of the Executive, the Executive shall be entitled to receive from the Company, the Executive's normal monthly salary for the shorter of first three (3) months of disability or until any disability insurance policy available through the Executive's employment begins to pay benefits. If the single period of disability should continue beyond three (3) months, the Executive shall receive only such amount as the Executive shall be entitled to receive under disability insurance coverage on the Executive, if any.

      11.3  PARTIAL DISABILITY

      During a period of partial disability of the Executive, the Executive shall receive an amount of compensation computed as follows:

      That portion of the Executive's normal monthly basic compensation which bears the same ratio to the Executive's normal monthly basic compensation as the amount of time which the Executive is able to devote to the usual performance of services on behalf of the Company during such period bears to the total time the Executive devoted to performing such services prior to the commencement date of the single period of disability, and

      Such amount shall be calculated by multiplying the Executive's basic compensation by a fraction, the numerator of which shall be the percentage of normal services that the Executive is able to perform and the denominator which shall be the total services that the Executive is able to perform absent the partial disability.

      11.4  COMBINATION OF TOTAL AND PARTIAL DISABILITY

      If a single period of disability of the Executive consists of a combination of total disability and partial disability, the maximum total disability compensation to which the Executive shall be entitled from the Company under this disability provision shall not exceed an amount equal to one (1) times the Executive's normal monthly basic compensation.

      11.5  BROKEN PERIODS OF DISABILITY

      A period of disability may be continuous or broken. If broken into partial periods of disability which are separated by intervening periods of work, there shall be aggregated together all of such successive partial periods of disability except any period prior to the time when any single period of work extends for [6] months or longer; and such aggregated periods of disability shall be treated as a single period in determining the amount of disability compensation to which an Executive shall be entitled under any provision of this Section.

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

      11.6  TERMINATION DUE TO DISABILITY

      If and when the period of total or partial disability of the Executive totals 6 months, the Executive's employment with the Company shall automatically terminate. Notwithstanding the foregoing, if the disabled Executive and the Company agree, the disabled Executive may thereafter be employed by the Company upon such terms as may be mutually agreeable.

      11.7  COMMENCEMENT DATE OF DISABILITY

      The commencement date of a period of disability, whether it be a continuous period or the aggregate of successive partial periods, shall be the first day on which the Executive is disabled.

      11.8  DISPUTE REGARDING EXISTENCE OF DISABILITY

      Any dispute regarding the existence, extent or continuance of the disability shall be resolved by the determination of a majority of three
      (3) competent physicians, one (1) of whom shall be selected by the Company, one (1) of whom shall be selected by the Executive and the third
      (3rd) of whom shall be selected by the other two (2) physicians so selected.

      11.9  DEATH OF EXECUTIVE

      In the event the Executive shall die during the term hereof, the Company shall pay to the Executive's surviving spouse, or if the Executive shall leave no surviving spouse, then to the Executive's estate, only such amounts as may have been earned by the Executive prior to the Executive's date of death, but which were unpaid at date of death.

12.   CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENTS

      Executive recognizes and acknowledges that all records with respect to clients, business associates, customer or referral lists, contracting parties and referral sources of the Company, and all personal, financial and business and proprietary information of the Company, its Executives, officers, directors and shareholders obtained by the Executive during the term of this Agreement and not generally known in the public (the "Confidential Information") are valuable, special and unique and proprietary assets of the Company's business. The Executive hereby agrees that during the term of this Agreement and following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Executive will not at any time, directly or indirectly, disclose any Confidential Information, in full or in part, in written or other form, to any person, firm, Company, association or other entity, or utilize the same for any reason or purpose whatsoever other than for the benefit of and pursuant to authorization granted by the Company. "Confidential Information" shall also include any information (including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In the case of Company's business, Company's Trade Secrets include (without limitation) information regarding names and addresses of any customers, sales personnel, account invoices, training and educational manuals, administrative manuals, prospective customer leads, in whatever form, whether or not computer or electronically accessible "on-line."

13.   EXCLUSIVE EMPLOYMENT

      During employment with the Company, Executive will not do anything to compete with the Company's present or contemplated business, nor will he or she plan or organize any competitive business activity. Executive will not enter into any agreement which conflicts with his duties or obligations to the Company. Executive will not during his employment or within [1] year after it ends, without the Company's express written consent, directly or indirectly, solicit or encourage any

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

      Executive, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

14.   HIRING

      The Executive agrees that during the Executive's employment with the Company and for a period of [1] years following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Executive will not attempt to hire any other Executive or independent contractor of the Company or otherwise encourage or attempt to encourage any other Executive or independent contractor of the Company to leave the Company's employ.

15.   ASSIGNMENT AND TRANSFER

      Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Company's assets, any corporate successor to Company or any assignee thereof.

16.   NO INCONSISTENT OBLIGATIONS

      Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that he or she has returned all property and confidential information belonging to all prior employers.

17.   ATTORNEYS' FEES

      The parties hereto agree that, in the event of breach or threatened breach of any covenants of Executive, the damage or imminent damage to the value and the goodwill of the Company's business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any of such provisions by Executive, in addition to any other relief (including damages) available to the Company under this Agreement or under law. The prevailing party in any action instituted pursuant to this Agreement shall be entitled to recover from the other party its reasonable attorneys' fees and other expenses incurred in such action.

      In the event that either party is required to engage the services of legal counsel to enforce the terms and conditions of this Agreement against the other party, regardless of whether such action results in litigation, the prevailing party shall be entitled to reasonable attorneys' fees, costs of legal assistants, and other costs from the other party, which shall include any fees or costs incurred at trial or in any appellate proceeding, and expenses and other costs, including any accounting expenses incurred.

18.   GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana regard to conflict of law principles.

19.   AMENDMENT

      This Agreement may be amended only by a writing signed by Executive and by a duly authorized

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     representative of the Company.

20.  SEVERABILITY

     If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

21.  CONSTRUCTION

     The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly tor or against the Company or Executive.

22.  RIGHTS CUMULATIVE

     The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

23.  NONWAIVER

     No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

24.  NOTICES

     Any and all notices or other communication provided for herein, shall be given by registered or certified mail, return receipt requested, in case of the Company to its principal office, and in the case of the Executive to the Executive's residence address set forth on the first page of this Agreement or to such other address as may be designated by the Executive.

25.  ASSISTANCE IN LITIGATION

     Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation. Arbitration

     Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be settled by arbitration in Shreveport, Louisiana. Such arbitration shall be conducted in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association (but the arbitration shall be in front of an arbitrator, with the following exceptions if in conflict:
     (a) one arbitrator shall be chosen by Stephen Shows; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator(s), together with other expenses of the arbitration incurred or approved by

Employment Agreement                                                Page 8 of 11
      the arbitrator(s); and (c) arbitration may proceed in the absence of any party if written notice of the proceedings has been given to such party. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided however, that nothing in this subsection shall be construed as precluding the Company from bringing an action for injunctive relief or other equitable relief or relief under the Confidential Information and Invention Assignment Agreement. The arbitrator shall not have the right to award punitive damages, consequential damages, lost profits or speculative damages to either party. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the Company. The arbitrator(s) shall be required to follow applicable law.

      IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

26.   SOLICITATION

      The Executive further agrees that during the term of this Agreement and following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Executive will not, in any manner or at any time, solicit or encourage any person, firm, Company or other business entity who are clients, business associates or referral sources of the Company to cease doing business with the Company or to do business with the Executive.

27.   COVENANTS INDEPENDENT

      Each restrictive covenant on the part of the Executive set forth in this Agreement shall be construed as a covenant independent of any other covenant or provisions of this Agreement or any other agreement which the Company and the Executive may have, fully performed and not executory, and the existence of any claim or cause of action by the Executive against the Company whether predicated upon another covenant or provision of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any other covenant.

28.   INJUNCTIVE AND EQUITABLE RELIEF

      Executive and Company recognize and expressly agree that the extent of damages to Company in the event of a breach by Executive of any restrictive covenant set forth herein would be impossible to ascertain, that the irreparable harm arising out of any breach shall be irrefutably presumed, and that the remedy at law for any breach will be inadequate to compensate the Company. Consequently, the Executive agrees that in the event of a breach of any such covenant, in addition to any other relief to which Company may be entitled, Company shall be entitled to enforce the covenant by injunctive or other equitable relief ordered by a court of competent jurisdiction.

29.   INDEMNIFICATION

      The Executive hereby agrees to indemnify and hold the Company and its officers, directors, shareholders and Executives harmless from and against any loss, claim, damage or expense, and/or all costs of prosecution or defense of their rights hereunder, whether in judicial proceedings, including appellate proceedings, or whether out of court, including without limiting the generality of

Employment Agreement                                                Page 9 of 11
      the foregoing, attorneys' fees, and all costs and expenses of litigation, arising from or growing out of the Executive's breach or threatened breach of any covenant contained herein.

30.   ACKNOWLEDGMENT

      The Executive acknowledges that when this Agreement is concluded, the Executive will be able to earn a living without violating the foregoing restrictions and that the Executive's recognition and representation of this fact is a material inducement to the execution of this Agreement and to Executive's continued relationship with the Company.

31.   SURVIVAL OF COVENANTS

      All restrictive covenants contained in this Agreement shall survive the termination of this Agreement.

32.   LIMITATIONS ON AUTHORITY

      Without the express written consent from the Company, the Executive shall have no apparent or implied authority to: (i) Pledge the credit of the Company or any of its other Executives; (ii) Bind the Company under any contract, agreement, note, mortgage or otherwise; (iii) Release or discharge any debt due the Company unless the Company has received the full amount thereof; or (iv) sell, mortgage, transfer or otherwise dispose of any assets of the Company.

33.   REPRESENTATION AND WARRANTY OF EXECUTIVE

      The Executive acknowledges and understands that the Company has extended employment opportunities to Executive based upon Executive's representation and warranty that Executive is in good health and able to perform the work contemplated by this Agreement for the term hereof.

34.   INVALID PROVISION; SEVERABILITY

      The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

35.   MODIFICATION

      No change or modification of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

36.   ENTIRE AGREEMENT

      This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification, or discharge is sought.

37.   DISPUTES

      Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be litigated solely in state of federal court in Shreveport, LA. Each party
      (1) submits to the jurisdiction of such court, (2) waives the defense of an inconvenient forum, (3) agrees that valid consent to service may be made by mailing or delivery of such service to the Secretary of State (the "Agent") or to the party at the party's last known

Employment Agreement                                               Page 10 of 11
      address, if personal service delivery can not be easily effected, and (4) authorizes and directs the Agent to accept such service in the event that personal service delivery can not easily be effected.

      IN WITNESS HEREOF, each party to this Agreement has caused it to be executed at Minden, Louisiana on the date indicated below.

EXECUTIVE                                              COMPANY

/s/ Stephen J. Shows                                   /s/ Robert A. Zummo
-------------------------------------------------      -------------------------
Authorized Signature                                   Authorized Signature

Stephen J. Shows, Vice President, General Manager      Robert A. Zummo, Chairman
Print Name and Title                                   Print Name and Title

Employment Agreement                                               Page 11 of 11

             PROFESSIONAL SERVICES, INDEPENDENT CONTRACTOR AGREEMENT
                                     BETWEEN
                             VALENTEC SYSTEMS, INC.
                                       AND
                                   Rodney Fant

This Professional Services, Independent Contractor Agreement (the "Agreement") is entered into as of the 17th day of February 2005, by and between Valentec Systems, Inc., having a place of business at 2618 York Avenue, Minden, LA 71055 (hereinafter referred to as the "Company") and Rodney Fant, having a address at 4120 Blocker Road, Lot 5, Marshall Texas 75672-5379 (hereinafter referred to as the "Independent Contractor").

The parties agree as follows:

      1. The term of Agreement shall be from 17 February 2005 to 17 February 2006, (the "Term"), unless otherwise renewed or terminated as set forth under paragraph 18. During the Term, including renewal, the Independent Contractor shall perform services as defined in the Purchase Order VSI-05-098, which is incorporated herein and attached hereto as and an integral and material part of this Agreement. Independent Contractor as Maintenance Technician shall report, to the Pyrotechnic Manufacturing Manager.

      2. The Parties agree that, in their mutual discretion, they may choose to terminate this Agreement and enter into an Employment Agreement which option shall remain open and obtainable.

      3. The Company agrees to pay the Independent Contractor an hourly fee of $20.00 per hour, which payment shall be made to the Independent Contractor, on a bi-weekly basis following the period of performance after presentation of proper invoice.

      4. Without limiting any other provision of this Agreement the Independent Contractor shall at all times during its engagement hereunder:

                  a. Act honestly and diligently in all transactions relating to the Company:

                  b. Give to the Company true accounts of those transactions and also upon every reasonable request furnish a full and correct explanation of them to the Company.

                  c. Divulge to the Company all information or knowledge which the Independent Contractor may possess in relation to the Company;

                  d. Use its best endeavors to promote the interest and welfare of the Company;

                  e. Not at any time intentionally do anything which directly or indirectly may impair or be likely to impair the good name and reputation of the Company or its business; and

                  f. At all times maintain appropriate professional credentials, conduct all affairs in accordance with the highest legal, moral and ethical standards and provide professional services of a quality acceptable to the Company.

      5. For each bi-weekly payment of service, the Independent Contractor shall submit to the Company an invoice for services performed accompanied by a monthly statement describing, in well-defined detail, the work performed. The Independent Contractor's bill and statements shall be in a form acceptable to the Company.

      6. The compensation set forth in this Agreement shall be the sole compensation payable to the Independent Contractor by the Company for any services rendered hereunder.

      7. The independent Contractor shall be free to exercise discretion and independent judgment as to the method and means of performance hereunder, provided that it is within the scope of the applicable Purchase Order. The Independent Contractor acknowledges and agrees that he is not an employee, agent, officer or representative of the Company and shall not, by virtue of this Agreement or any other relationship with the Company, be entitled to any benefits or privileges provided by the Company to its employees.

      8. Specifically, the Independent Contractor acknowledges and agrees that he is not insured under any Company policy of Workers Compensation or any other insurance Company benefit plan. The Independent Contractor agrees that they shall, at his or her own expense, acquire whatever employment related insurance coverage's that he or she may require or are required by any applicable statute, law and/or regulation for the Term and any renewal. Neither Federal, nor state, or local income tax, nor payroll tax of any kind shall be withheld or paid by Company on behalf of Independent Contractor.

      9. In view of the confidential relationship contemplated hereunder between the Independent Contractor and the Company and of the payment to be made to the Independent Contractor as herein set forth, the Independent Contractor agrees:

                  a. The Independent Contractor will not disclose at any time either during or subsequent to the Term or any renewal, any proprietary or confidential information, knowledge or data of the Company which the Independent Contractor may receive or obtain, including that acquired or developed by Independent Contractor, in the performance of the Agreement unless said disclosure is authorized in writing by the Company's President and Chief Executive Officer.

                  b. All data, and any and all other tangible information or works, including, but not limited to, any and all written information, inventions, know-how, discoveries, processes, trade secrets or other proprietary information which may be or has been furnished to the Independent Contractor and/or which may be produced, prepared, or designed by the Independent Contractor as a result of his performance under this Agreement (either jointly or with others) shall remain the exclusive property of the Company. The Independent Contractor shall not make copies of any such materials except to the extent required to enable the Independent Contractor to perform services under this Agreement.

      10. The Independent Contractor represents and warrants to the Company that:

                  a. With respect to any information, knowledge or data disclosed by the Independent Contractor to the Company in the performance of this Agreement, the Independent Contractor has the full, unrestricted and legal right to disclose the same.

                  b. The Independent Contractor is free to undertake the services required by this Agreement and there is no conflict of interest between the Independent Contractor's Performance of the Agreement and any obligation the Independent Contractor may have to other parties or clients for whom he or she has or is currently providing services.

                  c. The Independent Contractor will perform all acts consistent with applicable state and federal laws

                  d. In the conduct of work under this Agreement, the Independent Contractor shall not communicate or otherwise disclose to the Company confidential or proprietary information, including trade secrets, of others.

      11. Nothing contained herein shall constitute a partnership or joint venture, nor make Independent Contractor the agent or representative of the Company. Independent Contractor shall not have the authority to bind either the Company or incur any liabilities on behalf of the Company, [or to direct the employees of the Company.]

      12. This Agreement is intended to secure for the Company the professional services of the Independent Contractor, and while permitting the Independent Contractor's normal performance of Professional activities, it shall operate to preclude Independent Contractor from accepting employment or engaging in any activity which, in accordance with normal standards of professional ethics, may conflict or otherwise interfere with the Independent Contractor's obligations to the Company. If any question of possible conflict of interest arises, the Independent Contractor will call the Company's attention to the situation and confer with the Company concerning the facts involved.

      13. Commencing with the execution of this Agreement and throughout the Term and/or any renewal of this Agreement and for the period of one
            (1) year following the termination of this Agreement, Independent Contractor shall not, without the prior written consent of the Company, directly or indirectly, either alone, in conjunction with or through the use of others, whether as principal, agent, employee, trustee or through the agency of any person or entity, hire, contract with, attempt to influence, solicit or otherwise offer employment or any other business opportunity or relationship to any Company employees or other independent contractors which would result in or encourage such employees or independent contractors to withdraw, curtail or terminate such person's business relationship with the Company. Both parties recognize the difficulty and uncertainty of demonstrating the amount of damages that would result in the event of a breach of this provision. Therefore both parties agree that an equitable measure of such damage is the greater of(l) the most recent monthly gross billing rate at which any such person is billed to a client, or (2) the most recent monthly rate of salary or other compensation paid to such person. Therefore, in the event of a breach of this provision, Independent Contractor shall pay to the Company as liquidated damages and not as a penalty the amount resulting from the greater of (1) or (2) hereinabove times twelve.

      14. a. Independent Contractor covenants and agrees that during Independent Contractor's engagement and for the period of one (1) year following termination of this Agreement, the Independent Contractor ~ not, directly or indirectly, perform any service involving the Customers of the Company for any Customer of the Company (as hereafter defined), regardless of said Customer's location, if the services or products to be provided to said Customer (directly or indirectly) are similar to the services and products which are or were offered or provided by the Company during the Term of this Agreement to said Customer, and if the Independent Contractor had established direct or indirect contact or had direct or indirect communications with such Customer while fu the service of the Company.

            b. The term "Customer" as used in this Agreement shall mean any person, government agency, firm, company, partnership, corporation, proprietorship, association or other business entity that was identified in the Company's customer lists or otherwise made known to the Independent Contractor by virtue of the Independent Contractor's engagement with the Company and with which the Company had any communication, verbal or written, connected to the prospective purchase of products or services from the Company, specifically including without limitation communications concerning bids, proposals, quotations and/or any negotiations related thereto.

            c. THE INDEPENDENT CONTRACTOR ACKNOWLEDGES THAT THE PROVISIONS CONTAINED IN THIS AGREEMENT ARE (i) NECESSARY FOR THE PROTECTION OF THE COMPANY'S BUSINESS, (ii) WILL NOT UNDULY RESTRICT THEIR ABILITY TO EARN A LIVELIHOOD AND (iii) ARE REASONABLE IN THEIR SCOPE.

      15. Independent Contractor shall indemnify and hold harmless the Company and any of its employees, officers, directors, agents or representatives from any and all claims, damages, costs, expenses, or liabilities that result from, or are in any way associated or connected with, any direct or indirect acts or omissions by the Independent Contractor or any person working for him or at his request while performing under this Agreement.

      16. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware.

      17. The Independent Contractor will not publish to third parties or otherwise advertise any affiliation with the Company under this Agreement without the written consent of the Company, either during the Term, any renewal or after termination of this Agreement.

      18. Independent Contractor represents and warrants that it has full right, power and authority to enter into this Agreement and that it is not subject to any consulting agreement, employment contract or similar arrangement which would restrict its ability to enter into this Agreement or perform the services required to be performed hereunder.

      19. Either party may terminate this Agreement after giving sixty (60) days prior written notice to the other of its intent to terminate without cause. The parties shall deal with each other in good faith during the sixty (60) day period after any notice of intent to terminate has been given.

      20. This Agreement and Purchase Order attached hereto and all other Purchase Orders subsequently entered into during the Term or any renewal shall constitute the sole agreement between the parties hereto with respect to the subject matter and no change or amendment to this Agreement shall be binding unless in writing and signed by both parties. This Agreement will remain in force and effect until such time that either party terminates it in writing pursuant to paragraph 18.

      21. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. The failure of any party to insist in anyone or more instances on strict performance of any of the terms and conditions of this Agreement, or the failure to exercise any right or privilege contained in this Agreement or the waiver of any breach of the terms and conditions of this Agreement, shall not be considered as thereafter waiving any such terms, conditions, rights or privileges, and the same shall continue and remain in full force and effect as if no waiver has occurred.

      22. The terms of paragraphs 12,13,14,15,16 and 17 shall survive any termination of this Agreement.

      23. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors and assigns of the parties hereto. Nothing herein express or implied is intended or shall be construed to confer upon or to give any person, other than to Buyer and Seller, any rights or remedies under or by reason of this Agreement.

      24. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      25. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument

                   REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

February 17, 2005

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date and year first set forth above

INDEPENDENT CONTRACTOR                VALENTEC SYSTEMS, INC.

By: /s/ Rodney Fant                   By: /s/ Stephen J. Shows
    -----------------                     --------------------------------------
    Name: Rodney Fant                     Name: Stephen J. Shows
                                          Title: Vice President, General Manager

                              CONSULTING AGREEMENT

This Consulting agreement (hereinafter "Agreement") is entered into between the parties, Mr. Robert Papiri, located at 6149D Joaquin Muirieta Ave,Newark,CA 94560 (hereinafter "PAPIRI"), and Valentec Systems, Inc., located at 2618 York Avenue, Minden, LA 71055 (hereinafter "VALENTEC"), (PAPIRI and VALENTEC hereinafter collectively "The Parties") in respect to Introductions (defined below) made by PAPIRI to VALENTEC, directly or through one or more intermediaries for the purpose of VALENTEC entering into a transaction resulting in VALENTEC becoming an SEC registered publicly traded company (hereinafter "Company"). This Agreement shall govern for all introductions PAPIRI shall make to VALENTEC, including but not limited to Mr. Gilyutin, for the term of this Agreement.

The term "Investor(s)" shall mean any; person, or anything naturally, financially or legally defined as such, or any corporation, partnership, company, fund, trust, foundation, group, business structure, assortment or arrangement of people or any combination, grouping or derivative of those described herein, introduced by PAPIRI to VALENTEC.

The term "Transaction" or the term "Financing" shall mean any; investment (including but not limited to: cash, equity or debt), loan, venture, partnership, merger, financing, recapitalization, acquisition, spinoff, arrangement, combination, or other form pursuant to which VALENTEC, is financed, acquires, is acquired, or any other business combination or transaction between VALENTEC and a Company. Or any gross proceeds of financing that addresses VALENTEC's capital requirements or other payments in connection with any business relationship entered into by VALENTEC introduced by PAPIRI.

The term "Introduction" shall mean providing a new significant and meaningful contact not available to VALENTEC during its normal course of business or not accessible by VALENTEC through its own Due Diligence and Investigation. Introductions will not be made by PAPIRI unless requested in writing by VALENTEC. Any other such introduction shall be considered un-requested, available under the normal course of VALENTEC's business and not within the scope of this agreement.

On any Introduction that results in VALENTEC becoming an SEC registered public company, VALENTEC shall pay PAPIRI a two part consulting fee of twenty thousand dollars ($20,000) U.S. currency; and shares of common stock equal to one percent (1%) of the resulting entity post merger. This consulting fee shall be in addition to any legal, due diligence and/or other fees or costs VALENTEC may be required to pay. PAPIRI makes no representation of the Company with respect to its financial or legal status.

VALENTEC agrees to grant PAPIRI piggy back registration rights for all shares and/or warrants granted/payable to PAPIRI and to include all such shares and/or warrants on the first registration statement filed to register any shares issued by VALENTEC to an Investor (*s) and/or the officers, directors, and/or five percent shareholders of VALENTEC unless the Investor does not authorize such piggyback registration or PAPIRI's shares and/or warrants are able to be sold under Rule 144.

PAPIRI's services will be limited to introducing VALENTEC to a Company and/or Investor possibly interested in entering into a Transaction with VALENTEC for the purpose of VALENTEC becoming an SEC registered public traded company. PAPIRI has not, and will not be involved in the structuring of the Transaction or in the related discussions and/or negotiations between VALENTEC and the Company and/or Investor. Additionally PAPIRI will not be involved in conducting due diligence, or in making any buy-or-sell recommendations related to the Transaction, and will have, no involvement in drafting a placement memorandum. PAPIRI is not a licensed broker dealer or placement agent, and is not acting in such a capacity. The above referenced fees are for consulting, and introductory purposes only.

Initialed: _______ * _______

[ILLEGIBLE] any government or regulatory agency VALENTEC agrees that except for VALENTEC's officers, directors, counsel, accountants and other professionals with a need to know, VALENTEC will not discuss with any party any part of this Agreement, including but not limited to the name and/or contact information of any Investor ('s), the name and/or contact information of any Investor (*s), the status of any discussions or negotiations entered into with any party introduced by PAPIRI, or the amounts of any fees to be paid under this Agreement, without the express written permission of PAPIRI.

PAPIRI and VALENTEC agree to indemnify and hold harmless each other from any claims, costs, damages, or expenses resulting from any damage, or loss that may arise from their introductions and or dealings.

This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

Any provision in this Agreement held to be invalid or unenforceable, shall be reformed to the extent strictly necessary to render it enforceable, without impairing or affecting the validity and enforceability of the remainder of this Agreement.

The Parties are entitled to seek any and all legal remedies if circumvention of this Agreement occurs, including, but not limited to, any and all court or arbitration costs and any other costs or charges reasonably necessary to resolve the controversy. This Agreement shall be governed by the laws of the State of New York, without regard to its provisions regarding conflicts of law. The parties expressly agree to jurisdiction of the American Arbitration Association in New York County in the State of New York.

This Agreement shall be binding between The Parties and supersedes any existing Agreements concerning them with respect to the subject matter, and may be modified only by written Agreement duly executed by both The Parties. This Agreement shall terminate upon its second anniversary, except where explicitly stated otherwise.

VALENTEC SYSTEMS, INC.                       MR. ROBERT PAPIRI

By: _________________________                By: /s/ Mr. Robert Papiri
Name & Title: _______________                    -----------------------------
Date: _______________________                _________________________________
                                             Date: 3/13/05
Initialed: _______ * ________

             PROFESSIONAL SERVICES, INDEPENDENT CONTRACTOR AGREEMENT
                                     BETWEEN
                             VALENTEC SYSTEMS, INC.
                                       AND
                               DR. JOSEPH R. WEST

THIS AGREEMENT is entered into as of the 1st day of May, 2005, by and between Valentec Systems, Inc., having a place of business at 2618 York Ave., Minden, LA 71055 (hereinafter referred to as the "COMPANY") and Dr. Joseph West having a place of business at 2413 Tilmam Dr,. Bossier City, LA 71111 (hereinafter referred to as the "INDEPENDENT CONTRACTOR").

The parties agree as follows:

1. The term of AGREEMENT shall be from 1st May, 2005 to 30 April, 2006 (the "Term") and thereafter on an as needed basis as required by the COMPANY. During the Term of the AGREEMENT, the INDEPENDENT CONTRACTOR shall perform services as defined on Purchase Order VSI-05-272 which is incorporated herein and attached hereto and an integral part of this AGREEMENT.

2. The COMPANY agrees to pay the INDEPENDENT CONTRACTOR at the rate of $2,000 per month plus expenses pre-approved by the COMPANY. All travel shall be at the request of the COMPANY.

3. The INDEPENDENT CONTRACTOR will at all times maintain appropriate professional credentials, conduct all affairs in accordance with the highest legal, moral and ethical standards and provide professional services of a quality acceptable to the COMPANY.

4. For each monthly payment of service, the INDEPENDENT CONTRACTOR shall submit to the COMPANY an invoice for services performed accompanied by a monthly statement describing in well defined detail the work performed. The INDEPENDENT CONTRACTOR'S bills and statements shall be in a form acceptable to the COMPANY.

5. The compensation set forth in this AGREEMENT shall be the sole compensation payable to the INDEPENDENT CONTRACTOR by the COMPANY for any services rendered hereunder.

6. The INDEPENDENT CONTRACTOR shall be free to exercise discretion and independent judgement as to the method and means of performance hereunder. The INDEPENDENT CONTRACTOR acknowledges and agrees that he is not an employee of the COMPANY and shall not, by virtue of this AGREEMENT or any other relationship with the COMPANY, be entitled to any benefits or privileges provided by the COMPANY to its employees.

7. Specifically, the INDEPENDENT CONTRACTOR acknowledges and agrees that he is not insured under any COMPANY policy of Workers Compensation or any other insurance. The INDEPENDENT CONTRACTOR agrees that they shall, at his or her own expense, acquire whatever

                                                Independent Contractor Agreement
                                           Between Valentec and Dr. J. West, Sr.

      employment related insurance coverages that he or she may require or are required by any applicable Statute, Law and/or Regulation or Term of Contract.

8. In view of the confidential relationship contemplated hereunder between the INDEPENDENT CONTRACTOR and the COMPANY and of the payments to be made to the INDEPENDENT CONTRACTOR as herein set forth, the INDEPENDENT CONTRACTOR agrees:

            a. The INDEPENDENT CONTRACTOR will not disclose at any time either during or subsequent to the Term, any proprietary or confidential information, knowledge or data of the COMPANY which the INDEPENDENT CONTRACTOR may receive or obtain, including that acquired or developed by Consultant, in the performance of the AGREEMENT unless said disclosure is authorized by COMPANY Executive Management.

            b. All data, and any and all other tangible information or works, including, but not linked to, any and all written information which may be or has been furnished to the INDEPENDENT CONTRACTOR and which may be produced, prepared, or designed by the INDEPENDENT CONTRACTOR shall remain the exclusive property of the COMPANY. The INDEPENDENT CONTRACTOR shall not make copies of any such materials except to the extent required to enable the INDEPENDENT CONTRACTOR to perform services under this AGREEMENT.

            c. In the conduct of work under this AGREEMENT, the INDEPENDENT CONTRACTOR shall not communicate or otherwise disclose to the COMPANY confidential or proprietary information, including trade secrets, of others.

9.    THE INDEPENDENT CONTRACTOR represents and warrants to the COMPANY that:

            a. With respect to any information, knowledge or data disclosed by the INDEPENDENT CONTRACTOR to the COMPANY in the performance of this AGREEMENT, The INDEPENDENT CONTRACTOR has the full, unrestricted and legal right to disclose the same.

            b. The INDEPENDENT CONTRACTOR is free to undertake the services required by this AGREEMENT and there is no conflict of interest between the INDEPENDENT CONTRACTOR'S Performance of the AGREEMENT and any obligation the INDEPENDENT CONTRACTOR may have to other parties or clients for whom he or she has or is currently providing services.

            c. The INDEPENDENT CONTRACTOR will perform all acts consistent with applicable state and federal laws.

10. This AGREEMENT is intended to secure for the COMPANY the professional services of the INDEPENDENT CONTRACTOR, and while permitting the INDEPENDENT CONTRACTOR'S normal performance of Professional activities, it shall operate to Preclude INDEPENDENT CONTRACTOR from accepting employment or engaging in any activity which, in accordance with normal

                                                Independent Contractor Agreement
                                           Between Valentec and Dr. J. West, Sr.

      standards of professional ethics, may conflict or otherwise interfere with the INDEPENDENT CONTRACTOR'S obligations to the COMPANY. If any question of possible conflict of interest arises, the INDEPENDENT CONTRACTOR will call the COMPANY'S attention to the situation and confer with the COMPANY concerning the facts involved.

11. This AGREEMENT shall be governed by, and construed in accordance with, the laws of the District of Louisiana.

12. The INDEPENDENT CONTRACTOR will not publish to third parties or otherwise advertise any affiliation with the COMPANY under this AGREEMENT without the written consent of the COMPANY.

13. Either party may terminate this AGREEMENT upon thirty (30) days written notice to the other. In any such event, the COMPANY will pay for any services rendered and pre-approved travel expenses incurred through the termination date and the INDEPENDENT CONTRACTOR will continue to adhere to the requirements of paragraph 9 hereof until released by the COMPANY. In the event of a termination, by either party, the COMPANY shall not be liable to pay for any INDEPENDENT CONTRACTOR services rendered beyond the termination date.

14. This AGREEMENT, Statement of Work and Purchase Order Number VSI-05-272 shall constitute the sole agreements between the parties hereto with respect to the subject matter and no change or amendment to this AGREEMENT shall be binding unless in writing and signed by both parties. This AGREEMENT will remain in force and effect until such time that either party terminates it in writing pursuant to paragraph 13.

IN WITNESS WHEREOF, the Parties have duly executed this AGREEMENT.

INDEPENDENT CONTRACTOR                       VALENTEC SYSTEMS, INC.

/s/ Joseph R. West                    BY: __________________________________
---------------------

                          EMPLOYMENT, CONFIDENTIALITY,
                     NON-COMPETITION AND SEVERANCE AGREEMENT

THIS EMPLOYMENT, CONFIDENTIALITY, NON-COMPETITION AND SEVERANCE AGREEMENT (the "Agreement") as of August 3, 2005 is made and entered into by and between Valentec Systems, Inc. a Delaware corporation (the "Company"), and Robert Zummo (the "Executive").

      WHEREAS, the Company and Executive believe that it is in their respective best interests to enter into and deliver this Agreement; and

      WHEREAS, the Company and Executive agree that this Agreement shall supersede and replace, as of the date of this Agreement, any existing employment agreement in its entirety; and

      WHEREAS, the Executive will serve as a senior executive of the Company and is expected to make major contributions to the short and long-term profitability, growth and financial strength of the Company; and

      WHEREAS, the Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of the Company's confidential information as defined herein, and will frequently come into contact with the Company's customers and accounts such that the Executive will influence the business and relationships between the Company and its customers and accounts; and

      WHEREAS, the Executive has agreed to certain confidentiality, non-solicilation and non-competition agreements; and in consideration for such agreements, the Company has agreed to pay the Executive termination payments upon severance of the Executive's employment hereunder; and

      WHEREAS, the Company recognizes that the possibility of a Change in Control (as defined below) exists; and

      WHEREAS, the Company desires to ensure both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control all in accordance with the terms and conditions set forth herein; and

      WHEREAS, the Company desires to ensure that its senior executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and

      WHEREAS, the Company desires to employ the Executive, and the Executive desires to provide his services to the Company on the terms and conditions set forth herein.

      NOW, THEREFORE, the Company and the Executive agree as follows:

1. CERTAIN DEFINED TERMS. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

      a) "Base Pay" means the Executive's annual base salary as provided herein

      b)    "Board" means the Board of Directors of the Company.

      c)    "Cause" means

                  (i)   Conviction of any felony or other serious offence

                  (ii) Engagements by the Executive in misconduct, which is materially injurious to the Company, monetarily or otherwise;

                  (ii) Any act by the Executive of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any subsidiary;

                  (iii) Damage by the Executive to property of the Company or any subsidiary;

                  (iv)  Material breach of any section of this Agreement;

                  (v)   Engagement by the Executive in any Competitive Activity;
                        or

                  (vi) Wrongful disclosure by the Executive of secret processes or Confidential

            I information of the Company or any Subsidiary;

      Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until the Executive receives a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office (excluding the Executive if he is a Director) at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive was guilty of conduct constituting "Cause" as herein defined and specifying the particulars thereof.

      (d)"Change in Control" means the occurrence during the term of this Agreement of the following events:

                  (i) The acquisition by any individual, entity or group of 50% or more of the combined voting power of the then outstanding Voting Stock.

                  (ii) Consummation of (A) a reorganization, merger or consolidation or (B) a sale or other disposition of all or substantially all of the assets of the Company

                  (iii) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

      (e) "Competitive Activity" means the Executive's participation, without the written consent of the Board of the Company, as an employee, officer, consultant, director or stockholder of any business enterprise if such enterprise engages in substantial and direct competition with the Company. "Competitive Activity" will not include the ownership of less than 5% of the stock of a corporation that competes with the Company and the exercise of the rights appurtenant thereto.

      (f) "Disabled" means the Executive's incapacity due to physical or mental illness to substantially perform his duties on a full-time basis for six consecutive months unless the Executive returns to the full-time performance of the Executive's duties for a period of at least three consecutive months no later than 30 days after the Company has given the Executive a notice of termination.

      (g) "Effective Date" means the date herein of this Agreement.

      (h) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company.

      (i) "Employment Provisions" means the provisions relating to the Executive's employment with the Company as set forth in this Agreement.

      (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

      (k) "Involuntary Termination" means the occurrence of any of the following: (i) the Company gives written notice to the Executive that the Company intends to terminate the Employment Provisions (as defined below),
      (ii) unless otherwise agreed by the Executive, the Company relocates the Executive or his offices or the principal place where he is required to perform his duties to a location that creates a physical or financial hardship on the Executive without reasonable compensation.

      (1) "Payment Period" means the standard accepted payment period established by the company for officers of the company.

      (m) "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

      (n)"Termination Date" means the date on which the Executive's employment with the Company is terminated.

      (o) "Voluntary Termination" means the occurrence of any of the following:
      (i) after the Executive gives written notice to the Company that the Executive intends to terminate the

      Employment Provisions, (ii) the Executive dies or (iii) the Executive becomes Disabled.

      (p) "Voting Stock" means securities entitled to vote generally in the election of directors.

2. REPRESENTATIONS OF THE EXECUTIVE

      (a) The Executive hereby represents and warrants that he is fully qualified, experienced and well-skilled for the best performance of his undertakings and responsibilities contained herein.

      (b) The Executive hereby represents and warrants that he is not engaged in any prior commitments to any third parties and there are no hindrances of nay kind to his engagement and execution of this agreement.

      (c) The Executive hereby represents and warrants that to the best of his knowledge he is healthy and does not suffer from any illness or infirmity that may hinder or impair the best performance of his undertakings and responsibilities contain herein.

3. TERM

      (a) The term of this Agreement commences on the Effective Date and expires on the earliest of (i) any involuntary Termination, (ii) a Voluntary Termination or (iii) five years from the date hereof, except that the Employment Provisions shall automatically renew for successive one- year periods upon the terms and conditions set forth herein, commencing on the first anniversary of the date hereof, and on each anniversary date thereafter, until an Involuntary Termination or Voluntary Termination occurs. For purposes of this Agreement, any reference to the "term" of the Employment Provisions includes the original term and any extension thereof.

      (b) The Executive undertakes that immediately upon termination of the employment with the Company, for any reason, to act as follows: (a) deliver and/or return to the Company all documents, CDs, diskettes or other magnetic media, letters, notes, reports, business cards and other papers in the Executive's possession and relating to his employment with the Company, as well as any equipment and/or other property belonging to the Company which was placed at the Executive's disposal and (b) delete any information relating to the Company or its business form Executive's personal computer; and (c) coordinate with the Company the orderly handing over of Executive's position according to the timetable determined by the Company, and the Executive shall hand over in any orderly fashion in coordination with the Company his position, the documents and all other matters dealt with by the Executive to whomever the Company instructs.

4. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, upon the terms and conditions herein set forth.

5. DUTIES OF THE EXECUTIVE.

      (a) The Executive shall serve as Chief Executive Officer of the Company. The Executive shall report directly to The Board and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with the Executive's position, consistent with the governing documents of the Company.

      (b) In carrying out his responsibilities under this Agreement, The Executive undertakes to act effectively, and to apply the best of his qualifications, experience and wide knowledge, in order to discharge his duties in the best way possible. The Executive shall act in a dedicated and loyal manner, and shall refrain from acting in a manner, whether directly or indirectly, actively or neglectfully, which may cause damage or loss to the Company and/or to its operation.

      (c) The Executive undertakes and Agrees to devote his entire working energy and tome top he performance of his duties under this Agreement. Unless agreed other wise in advance and in writing by the Board the Executive shall not be engaged during the term of this Agreement, directly or indirectly in the performance of any other employment and/or services for any other entity, not shall he act as an independent contractor for any entity other than the Company.

6. COMPENSATION.

      (a) The Company shall pay the Executive a base salary of $__________________________________,000 per annum, which I base salary the Board may adjust from time to time at its sole discretion, payable at the times and in the manner consistent with the Company's general policies regarding compensation of senior executives. Such base salary includes any salary reduction contributions to (i) any Company-sponsored plan (the "401(k) Plan") that includes a cash-or-deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) any other Company-sponsored plan of deferred compensation or (iii) any Company sponsored "cafeteria plan" under Section 125 of the Code.

      (b) Executive shall be eligible to participate incentive compensation under the Company's executive incentive compensation plan or such management incentive program or arrangement as may be approved by the Board to include but not limited to a six percent (6%) yearly increase in base pay, automobile allowance, Country Club membership and incentive bonus arrangement ranging from 50% to 100% of base salary.

      (c) The Company will grant to Executive stock options as defined in the Company's Employee Stock Option Plan (Exhibit "A"), all in accordance with the terms and conditions of an Option Agreement to be entered into between the Company and the Executive

      (d) The Company shall purchase and maintain term life insurance coverage on the life of

            Executive in an amount not less than $1,000,000, the proceeds of which, in the event of Executive's death during the term of the Agreement, shall payable to the company for the purpose of recruiting and hiring a qualified replacement.

      (e) The Company shall purchase and maintain a disability policy that would entitle Executive, should he become Disabled during the term of this Agreement, to receive 60% of Executive's then current base salary, which policy shall be in addition to any disability coverage obtained by the Executive on his own behalf.

7. TERMINATION PAYMENTS.

(a) If an Involuntary Termination occurs other than for Cause;

                  (i) For the remaining term of this Agreement (Section 3) (the "Payment Period") the Company shall pay the Executive, in accordance with the Company's regular payroll schedule or if agreed to by the Executive and the Company in a single lump sum payment equal to the sum of the payments due or to a mutually negotiated amount

                  (ii) During the Payment Period, the Company shall (A) to the extent permitted under the 401(k) Plan, permit the Executive to continue to participate in the 401(k) Plan and receive the maximum matching contribution thereunder as if such Involuntary Termination had not occurred or (B) if continued participation in the 401(k) Plan is not permitted under the 401(k) Plan, pay to the Executive an amount equal to the maximum matching contribution to which he would have been entitled under the Company's 401(k) Plan as if such Involuntary Termination had not occurred; and

                  (iii) Notwithstanding anything to the contrary in the Company's Employee Stock Option plan (Exhibit "A") under which Executive's stock options shall be granted, all of Executive's stock options granted shall continue to vest during the Payment Period at the times and in the amounts that would apply if such Involuntary Termination had not occurred, and Executive shall have the right to exercise any and all vested stock options at any time no later than 90 days after the expiration of the Payment Period.

(b) If the Executive dies while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive's designated beneficiary, or, if none, then to the Executive's estate.

(g) Notwithstanding the foregoing, if the Executive breaches this Agreement any right of the Executive to receive termination payments, to have the vesting of his options continued or to the period during which he may exercise his options as stipulated above, shall be forfeited, but without prejudice to any exercise of options that may have occurred prior to such forfeit, and the Executive shall reimburse the Company in full for all termination payments made to the Executive no later than 30 days after the Company gives notice of such breach to the Executive.

8. TERMINATION FOLLOWING A CHANGE IN CONTROL.

(a) If following the occurrence of a Change in Control the Executive terminates his employment with the Company, the Executive shall be entitled to the benefits provided by Section 6 if one or more of the following events has occurred (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment);

                  (i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company, which the Executive held immediately prior to a Change in Control, or if the Executive was a Director of the Company immediately prior to the Change in Control, the removal of the Executive as a Director of the Company (or any successor thereto);

                  (ii) (A) a reduction in the aggregate of the Executive's Base Pay received from the Company and any Subsidiary from that earned immediately prior to the Change in Control or (B) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or value thereof from that earned immediately prior to the Change in Control, any of which is not remedied by the Company no later than 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

                  (iii) A determination by the Executive that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive's performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied no later than 10 calendar days after receipt by the Company of written notice from the Executive of such determination;

                  (iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors to which all or substantially all of its business and/or assets have been transferred assumed all duties and obligations of the Company under this Agreement;

                  (v) The Company relocates its principal executive offices, or requires the Executive to have his principal location of work changed, to any location that creates a physical or financial hardship on the Executive, or

                  (vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the

          Company of written notice from the Executive of such breach.

9. CONFIDENTIALITY AGREEMENT.

      (a) The Executive understands that the Company possesses Confidential Information (as defined below) which is important to the Company's business and that this Agreement creates a relationship of confidence and trust between the Executive and the Company with regard to Confidential Information.

      (b) For the purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean information that was or will be developed, created, or discovered by or on behalf of the Company, its Subsidiaries, affiliates and predecessors, or is developed, created or discovered by the Executive while performing the services under this Agreement, or which became or will become known by the Executive or was or is conveyed to the Executive which has commercial value in the Company's and its Subsidiaries and affiliates' business. Confidential Information includes, but is not limited to trade secrets, ideas, techniques, business, product, or development plans, customer information, and may other information concerning the Company's, its Subsidiaries and affiliates' actual or anticipated business, development personnel information or which is received in confidence by or for the Company and its affiliates form any other party.

      (c) At all times, both during the term of this Agreement and after its termination, the Executive will keep in confidence and trust, and will not use or disclose to any third party, any confidential information without the prior written consent of the Company's Board of Directors.

      (d) Immediately upon the termination of this Agreement for any reason, the Executive shall return to the Company all Confidential Information or any part thereof as requested and shall not retain any copy or other form of Confidential Information and shall not furnish same to any other party, absent the Company's express written consent.

      (e) The Executive's undertakings with respect to the Confidential Information shall remain in effect throughout the term of this Agreement and indefinitely thereafter unless any of it becomes public domain through no fault of the Executive

10. COVENANT NOT TO COMPETE;

      In consideration for the Executive's employment hereunder and for a period of four (4) years after Voluntary Termination or Involuntary Termination, the Executive shall not without prior consent of the Company engage in any activity that competes with the Company.

11. SPECIFIC ENFORCEMENT.

The Executive acknowledges and agrees that a violation of Sections 9 or 10 hereof that results in material detriment to the Company would cause irreparable harm to the Company, and that the Company's remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Company shall have the right, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and any forfeitures under Section 10, and without any necessity or proof of actual damages, to enforce this Agreement by specific remedies, including, among other things, temporary and permanent injunctions.

12. ARBITRATION.

Any dispute between the parties under this Agreement shall be resolved (except as provided below) through arbitration by an arbitrator selected under the rules of the American Arbitration Association (located in the State of Louisiana) and the arbitration shall be conducted in that location. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the Company and the Executive stating its determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by the Executive and the Company or as the arbitrator shall otherwise equitably determine.

Notwithstanding the foregoing, the Company shall not be required to seek or participate in arbitration regarding any breach of Sections 9 or 10, but may pursue its remedies for such breach in any court of competent jurisdiction in the State of North Carolina. Any arbitration or action pursuant to this Section 21 shall be governed by and construed in accordance with the substantive laws of the State of North Carolina without giving effect to the principles of conflict of laws of such State.

13. NOTICES.

For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered, or three business days after having been sent by a nationally recognized overnight courier service

      If to the Executive:      Mr. Robert Zummo
                                9425 High Meadows Ranch
                                Durango, CO 81301

      If to the Company         Secretary
                                Valentec Systems, Inc.
                                2618 York Avenue
                                Minden, LA 71055

      or to such other address as either party may have furnished to the other in writing

14. GOVERNING LAW.

The validity, performance interpretation and construction of this Agreement shall be governed and constructed in accordance with the substantive laws of the State of Louisiana without giving effect to the principles of conflict of laws effect of such State.

15. AGREEMENT.

This Agreement supersedes any and all other agreements between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter.

16. SUCCESSORS AND BINDING AGREEMENT.

      (a) The Company shall require any successor to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.

      (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

      (c) This Agreement is personal in nature and neither the Company nor the Executive shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section

17. VALIDITY.

If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

18. MISCELLANEOUS

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written

VALENTEC SYSTEMS, INC.                        Agreed To and acknowledged

By: _______________________________________      By: __________________________
Mr. Miko Gilat Vice-Chairman                         Mr. Robert Zummo
Board of Directors

Date: _____________________________________      Date: ________________________

                      PROFESSIONAL REPRESENTATION AGREEMENT
                                     BETWEEN
                              VALENTEC SYSTEMS, INC
                                       AND
                              WILLIAM B. MARSHALL IV

This Professional Representation, Agreement (the "Agreement") is entered into as of the 15th day of September 2005, by and between Valentec Systems, Inc., having a place of business at 2618 York Avenue, Minden, LA 71055 (hereinafter referred to as the "Company") and William B. Marshall IV, having an address at 819 Shreveport Barksdale Highway., Shreveport, LA 71104, hereinafter referred to as William Marshall IV

WHEREAS, Company is engaged in the sale of Chemical Laboratory services and is in the process of seeking new customers.

WHEREAS, Representative is engaged in the business of providing sales, advice and administrative services for such services; and

WHEREAS, Company desires to secure the services of the Representative to obtain contracts for Chemical Laboratory services and the Representative desires to provide such services to the Company.

NOW, THEREFORE, in consideration of these premises and the mutual covenants contained herein, the parties do hereby agree as follows:

1. APPOINTMENT OF REPRESENTATIVE .

Company hereby appoints Representative and Representative agrees to serve as Company's representative in fulfillment of Company's contracts for Chemical Laboratory services in accordance with the terms and conditions of this agreement.

Representative shall be considered an independent contractor. The relationship shall not be construed to be that of employer and employee and shall not constitute a partnership, joint venture or agency of any kind between the Representative and the Company.

Representative agrees to pay and be responsible for all expenses incurred directly or indirectly in connection with services to be performed under this Agreement, including, travel, lodging and entertainment. Representative shall make no claim whatsoever against the Company for any expenses or costs whatsoever in connection with this Agreement, except as identified in paragraph 5.

Representative shall have no right or authority to make or undertake any promise, warranty, guarantee or representation, to incur any liability or commence legal proceeding, to execute any contract or otherwise assume any obligation or responsibility in the name of or on behalf of the Company, unless specifically authorized in writing prior to such actions by an authorized representative of the Company.

2. DUTIES OF REPRESENTATIVE

Customer sales calls - Representative will spend a portion of each day calling potential new customers and arranging meetings to discuss the services Chemical Laboratory Services Company can offer to their operation. Lost customers will also be contacted as needed in order to reestablish business through new mutually agreeable terms. Current customers will be contacted as needed in order to insure their needs are being met and to investigate more potential business.

Sales Proposals - Upon meeting the customers and determining their needs, Representative will provide a sales proposal outlining the Services Company will provide and the compensation Company for such services. All sales proposals will first be sent to the Company for approval or editing. All revisions will also be sent to the Company for review and comment. Customers will receive the proposal only after final approval has been given by the authorized Company representative.

Fielding Incoming Calls - Representative will be available as often as possible during normal business hours to receive customer calls as well as calls from Company personnel. Normal business hours will be from approximately 8:00A.M. to 5:00 P.M., Monday through Friday, excluding holidays. If Representative is not available to receive calls, Representative will review and reply to all messages as soon as possible.

Future Sample Drop Off Point - If future business dictates a need, Representative's office may serve as a local sample drop off point. If the Company decides to use this office in this capacity, changes to Representative's current office agreement may be required to insure the security and integrity of chemical samples. These changes, if any, will be addressed through a modification to this Agreement.

Representative shall indemnify, protect and hold the Manufacturer, its affiliated companies and all officers, directors, employees and agents thereof harmless from any and all costs, including attorney's fees, related claims, demands, suits or actions which may be instituted by any third party, including but without limitation, any cost resulting from actions of representatives of the Representative or any indemnities arising out of or incident to the conduct of the Representative's operation under this agreement.

Representative shall maintain the confidentiality of all information pertaining to the Manufacturer's contracts. The provisions of this paragraph shall survive the termination of this agreement.

3. RESPONSIBILITIES OF THE COMPANY

The Company shall provide Representative with such written documentation as may be necessary for the Representative to perform his responsibilities under this Agreement. The Representative shall use such documentation solely for the purpose of performing services under this Agreement, shall permit no unauthorized person to have access thereto and shall take all reasonable precautions against the loss, theft or destruction thereof. Upon termination of the Agreement, the Representative shall return to Company all such written matter and any copies thereof then in his possession.

The Company shall have no financial obligations to the Representative other than those stated in this agreement.

4. RELATIONSHIP OF THE PARTIES

Representative shall be considered an independent contractor. The relationship shall not be construed to be that of employer and employee and shall not constitute a partnership, joint venture or agency of any kind between the Representative and the Company.

5. COMPENSATION

Representative shall be compensated for services as follows:

The Company will tender $1,000.00 per month toward expenses and future commissions. The commission structure shall be based on annual sales revenue. This payment will be made on or about the 15th first day of each calendar month, beginning 15 September 2005

Annual Sales Revenue                    Percent of Revenue as Commission
---------------------                   --------------------------------
Up to $100,000                                         5%
$100,000 to $300,000                                   4%
Over $300,000                                          3%

A Compensation Example is shown on Attachment A.

Allowable business expenses will not be deducted from commission paid to Representative. Representative will be provided a cash advance of $200.00 which the Company will replenish on a monthly basis upon submittal of an expense report detailing the allowable expenditures. Allowable business expenses include general office expenses and support, automobile mileage reimbursed at $0.405/mile, cell phone at $30.00/month, minimal business lunches submitted on an expense report and not-to-exceed $75.00/month, and other justifiable business expenses. Unallowable business expenses include personal travel mileage.

6. BUSINESS PRACTICES

Representative hereby warrants and represents that in performing this Agreement, Representative shall comply and shall cause its representative to comply with all applicable laws, rules, regulations and policies of the United States and all applicable laws, rules, regulations and policies of the State of Louisiana. Representative shall indemnify and hold the Company harmless from and against any claims arising out of Representative's actions or costs incurred as a result of the Representative's failure to act.

7. AGREEMENT TERM AND TERMINATION

This Agreement shall be valid for four months from the date shown above and is renewable by mutual agreement for a six month period.

This Agreement may be terminated at any time by either party by giving of thirty days written notice to the other party. Should the Company terminate the Representative pursuant to this paragraph, the Company shall pay to the Representative that portion of the fee which he has earned under their terms of this agreement.

8. MODIFICATION

No modification or change may be made to the Agreement or become effective, except by written instrument duly signed by the Representative and an authorized representative of the Company.

9. ASSIGNMENT

This Agreement may not be assigned or transferred by either party without the written consent of the other party, except that the Manufacturer may assign this Agreement to any of its affiliated organizations.

10. NOTICE

All notices given under this Agreement shall be in writing and shall be addressed to the parties at their respective addresses set forth below:

Company:                                    Representative:
Attn: Steve Shows                           Attn: William B. Marshall IV
Valentec Systems, Inc.                      819 Shreveport Barksdale Highway
2618 York Ave.                              Shreveport, Louisiana 71044
Minden, LA. 71055

11. WAIVER

None of the conditions of provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either party, except by an instrument in writing signed by a duly authorized representative of each of the parties.

14. ENTIRE AGREEMENT

This Agreement supersedes and cancels any previous agreements or understandings, whether oral, written or implied, heretofore in effect between the Company and the Representative, and sets forth the entire agreement between the parties. The parties specifically acknowledge that there are no explanatory or supplemental undertakings, either oral or in writing.

In Witness whereof, the parties hereto have caused this Agreement to be executed on the day and year first above written.

Valentec Systems, Inc.                                  William B. Marshall IV

/s/ Steve Shows                                         /s/ William B. Marshall
----------------------                                  ------------------------
Steve Shows                                             William B. Marshall IV
Vice President & G.M.

                                  Attachment A
                              COMPENSATION EXAMPLE

An example of the compensation methodology is :

      1. William B. Marshall IV (WBM) during the period of September through November 2005 "sells" Valentec Chemical Laboratory services of $180,000.

      2.    Therefore, WBM has earned or "banked"

$100,000 X .05 =        $5,000
$ 80,000 X .04 =         3,200
                        ------
                        $8,200

      3. During the September through November 2005 time frame WBM has been compensated, as an advance against earnings, $3,000.

      4. WBM actually is compensated $1200/month beginning 1 October of which $1,000 is an Advance against earnings and $200 is an expense advance. A monthly expense report is required for re-establishment of the advance.

      5. This contract will be renewed and re-calculated every 6 months, after the first 4 months segment, to more appropriately compensation WBM for sales activity. The base compensation will remain $1,000; however, this may increase based on the amount of sales WBM has "banked".